Aidman, Piser & Company
401 East Jackson Street
Suite 3400
Tampa, FL 33602

July 14, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Invisa, Inc. (the "Company").  We have read the Company's disclosure set fourth in Item 5 "Other Information" of the Company's Current Report on Form 10-Q dated July 14, 2008 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it permits to our firm.

Sincerely,

/s/ Aidman, Piser & Company, P.A.
Aidman, Piser & Company, P.A.

/aj